Exhibit 99.1

Bank of the James Announces First Quarter 2022

Financial Results and Declaration of Dividend

Strong Earnings, High Asset Quality, Expense Management

LYNCHBURG, VA,  April 22,  2022 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month period ended March 31, 2022.  The Bank serves Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, and Roanoke, Virginia markets.

Net income for the three months ended March 31, 2022 was $2.14 million or $0.45 per basic and diluted share compared with $1.84 million or $0.38 per basic and diluted share for the three months ended March 31, 2021.

Robert R. Chapman III, President and CEO,  commented:  “Despite the fact that our interest income declined in 2022 because of the decrease in PPP loan fees, the first quarter provided a strong start for 2022,  with year-over-year earnings growth that reflected strong fee income from treasury services and investment management, residential mortgage loan originations, and gains on sale of residential mortgages.

“The quality of the Company’s loan portfolio underscored our financial performance. We finished the quarter with some of the strongest asset quality ratios and nonperforming loan levels in the Company’s history. We believe this demonstrates diligent credit management and partnering with customers who navigated through the unprecedented economic and health-related challenges and uncertainties of the past two years.

“Noninterest income reflected fees generated by customers’ increasing use of our suite of electronic corporate treasury services that enable them to manage finances and operations with greater efficiency and lower costs. These services play an important role in cementing full-service relationships with commercial and nonprofit clients.

“The residential mortgage division continued to make exceptional contributions to noninterest income, generating fee income from residential mortgage originations and gains on sales of originated mortgage loans sold to the secondary market. Although we are now in a rising interest rate environment, the demand for homes, as well as new home construction and sales, continues to be robust in the communities we serve. We also benefit from the reputation our mortgage team has established for outstanding service and efficient loan processing, which is driving increasing market share.

“The Company’s wholly-owned investment management subsidiary, Pettyjohn, Wood & White  an established Lynchburg, Virginia-based investment advisory firm with more than $650 million of assets under management,  generated gross fee income of approximately $1 million, which enhanced our noninterest income. This acquisition, which closed in December 2021, has provided additional income diversity and a range of investment services that complement our financial management capabilities. We continue to look for opportunities to expand sources of noninterest income.  Because the acquisition closed at the end of December 2021, PWW did not contribute any income in 2021.

“The economic health of our served markets is generally very good.  We are anticipating and addressing the new challenges facing customers, including rising interest rates, supply chain issues, a shortage of skilled workers and an inflationary environment. Our service, expertise, and extensive banking and financial management capabilities position

Bank of the James to meet customers’ needs while operating in a way that maximizes our productivity, efficiency, and value for shareholders.”

Highlights

•

Net income in the first quarter of 2022 was highlighted by continuing strong revenue contributions from gains on the sale of originated residential mortgages and mortgage loan processing fees, a loan loss provision recovery, and income contributions from PWW.

•

Total interest income of $6.92 million in the first quarter of 2022 declined 6% from $7.37 million a year earlier, primarily reflecting lower interest yields on loans and lower income from Payroll Protection Plan (PPP) loan fees as the program continued to wind down during the quarter.

•

Net interest income after recovery of loan losses was $6.69 million at March 31, 2022 compared with $6.75 million at March 31, 2021 and included a 15% year-over-year reduction of interest expense, reflecting ongoing interest expense management partially offset by interest payments on a loan used to finance the acquisition of PWW.  The Company recorded a $300,000 recovery of loan losses in the first quarter of 2022.

•

Total noninterest income was $3.63 million at March 31, 2022, up 49% from $2.43 million a year earlier. Growth primarily reflected increased gains on sale of loans held for sale, fees generated by electronic treasury management products, and fee income from PWW.  PWW contributed $1.02 million in non-interest income in the first quarter of 2022.

•

Loans, net of the allowance for loan losses, were $588.92 million at March 31, 2022 compared with $576.47 million at December 31, 2021. The Company also had $6.52 million of loans held for sale at March 31, 2022 compared with $1.63 million a year earlier, reflecting strong ongoing residential mortgage originations. Loans, net at March 31, 2022 were lower than a year earlier, primarily reflecting paydowns of PPP loans.

•

The Company added approximately $13 million in new commercial real estate loans in the first quarter of 2022. Commercial and industrial loan levels declined year-over-year, returning to more normalized levels and reflecting the payoff or forgiveness of PPP loans.

•	Asset quality remained exceptionally strong, reflected in a ratio of nonperforming loans to total loans of 0.14% at March 31, 2022 compared with 0.16% at December 31, 2021.
•

Total deposits were $881.43 million at March 31, 2022, down marginally from December 31,  2021. Deposits were well above deposits at March 31, 2021, reflecting continued growth of lower-cost core deposits  (noninterest-bearing demand, NOW, savings and money market accounts), which increased to 84% of total deposits.

•

Total stockholders’ equity was $60.6 million and book value per share was $12.78 at March 31, 2022 compared with $14.65 million at December 31, 2021. The Company’s return on average equity rose to 12.27% from 11.49% a year earlier, while return on average assets increased to 0.89% from 0.85% a year earlier.

•	On April 19, 2022 the Company’s board of directors approved a quarterly $0.07 per share dividend payable to stockholders of record on June 3, 2022, to be paid on June 17, 2022.

First Quarter 2022 Operational Review

Net interest income after recovery of loan losses in the first quarter of 2022 was $6.69 million compared with $6.75 million in the first quarter of 2021,  primarily reflecting slightly lower interest income, reduced interest expense, and a $300,000 recovery of loan losses in the first quarter of 2022, as indicated by the Bank’s allowance for loan losses methodology.

Total interest income was  $6.92 million in the first quarter of 2022 compared with $7.37 million a year earlier, reflecting lower accreted fees from PPP loan processing, modest organic loan growth and pressure on interest rates. Management noted interest rate increases during the quarter had minimal impact but anticipates higher rates will have a positive impact on both earning assets and loan yields in the coming quarters. The return on interest earning assets during the first quarter of 2022 was 3.09% as compared to 3.66%  in the first quarter of 2021.

Total interest expense in the first quarter of 2022 was $525,000 compared with $617,000 a year earlier, primarily reflecting reduced costs of time deposits and high levels of lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts), partially offset by interest expense on a loan used to finance the acquisition of PWW.

During the first quarter, the Company shifted a significant amount of investment funds from Fed funds into its fixed income portfolio, including $30 million in agency mortgage-backed securities, as yields became more attractive. This is expected to have a positive impact in future quarters.  The net interest margin was 2.86%  and the interest spread was 2.80% in the first quarter of 2022 compared with 3.35% and 3.27%, respectively, in the first quarter of 2021.

First quarter 2022 noninterest income increased significantly from a year earlier to $3.63 million compared with $2.43 million. The increase primarily reflected gains from the sale of residential mortgages to the secondary market, mortgage processing fees, income from the Bank’s line of treasury management services for commercial customers, and wealth management fee income from PWW.  In the first quarter of 2022, PWW’s net revenue after expenses and before tax was $445,000.

Noninterest expense in the first quarter of 2022 was $7.65 million compared with $6.89 million in the first quarter of 2021, primarily reflecting higher salaries and benefits as the Company invested in hiring, employee retention, and performance-based compensation for loan production along with the added personnel expense of PWW employees. Noninterest expense was relatively unchanged from the fourth quarter of 2021. Return on average equity was 12.27% and return on average assets was 0.89% at March 31, 2022, up from 11.49% and 0.85%, respectively, a year earlier.

Balance Sheet Review: Strong Asset Quality, Commercial Lending Momentum

Total assets were $973.59 million at March 31, 2022 compared with $987.63 million at December 31, 2021 and $886.36 million at March 31, 2021. The long-term growth in assets primarily reflects an increase in cash and cash equivalents, and securities available-for-sale resulting from an increase in deposits.

Loans, net of allowance for loan losses, were $588.92 million at March 31, 2022, up from $576.47 million at December 31, 2021. The growth in loans, receivable primarily reflected new commercial real estate (CRE) loans during the first quarter of 2022. Commercial real estate loans (owner occupied and non-owner occupied and excluding construction loans) continued the steady growth of past quarters.  At March 31, 2022, CRE loans were approximately $320.27 million, an increase from $307.95 million at December 31, 2021 and up from $280.12 million at March 31, 2021.

Commercial loans (primarily C&I loans) were $104.92 million at March 31, 2022 compared with $105.07 million at December 31, 2021. The commercial loan portfolio at quarter-end was significantly lower than a year earlier, reflecting the completed paydowns and forgiveness of PPP loans. Management noted that businesses’ significant cash reserves and conservative operation driven by inflation concerns, supply chain issues and a tight labor market continues to slow normal commercial and industrial lending. The Company anticipates these conditions will continue to impact commercial and industrial lending in coming quarters.

Commercial construction loans were stable at $29.28 million at March 31, 2022, reflecting the steady addition of new construction loans as previous projects are completed. Residential construction loans remained strong, reflecting active demand for new housing in several of the Company’s markets. Consumer loans and retained residential mortgages were relatively unchanged,  reflecting the Company’s emphasis on managing the amount of consumer loans and residential mortgages it retains.

Improved qualitative factors due to the economy and delinquency trends (as reflected in the non-performing loan ratio improvement) resulted in recovery of $300,000 from the allowance for loan losses in the first quarter of 2022. Asset quality has been consistently strong, with a ratio of nonperforming loans to total loans of 0.14% at March 31, 2022 as compared to 0.16% at December 31, 2021.  The allowance for loan losses to total loans was 1.15% at March 31, 2022 as compared to 1.19% at December 31, 2021. Total nonperforming loans of $852,000 were down 11% from December 31, 2021 and less than half of the $1.9 million at March 31, 2021. Other real estate owned has remained at consistently low levels during the past several quarters. Management believes the current levels of the allowance for loan losses is a reasonable estimate of the probable  losses inherent in the Company’s loan portfolio.

Total deposits at March 31, 2022 were $881.43 million, compared with $887.06 million at December 31, 2021. Total deposits continued to reflect strong demand deposit activity, in part due to increased balances held by businesses, organic growth in the Bank’s markets and also new customer deposits. The Bank trimmed time deposits, while core deposits

(noninterest bearing demand, NOW, money market and savings) increased to approximately 84% of total deposits at March 31, 2022.

The first quarter of 2022 was the first period reflecting income generated by PWW. The value of PWW is reflected in the Company’s balance sheet in the form of goodwill and intangibles.  The increase in other assets was due primarily due to $732,000 in fees receivable related to PWW.

The Company maintained its focus on generating shareholder value, reflected in total stockholders’ equity, book value per share, and improving return on average equity, return on average assets and productivity measures.  Due to increased interest rates in the first quarter of 2022, the Bank had an unrealized decrease in the value of its securities portfolio, which resulted in a decrease in stockholder’s equity thereby adversely affecting book value.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, and Rustburg. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary.  The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.  Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "intend," "anticipate," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the "Company") undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, the effect of the COVID-19 pandemic, and changes in the value of real estate securing loans made by the Bank.  Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

CONSOLIDATED FINANCIAL INFORMATION FOLLOWS

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	3/31/2022	12/31/2021
Cash and due from banks	$32,780	$29,337
Federal funds sold	64,027	153,816
Total cash and cash equivalents	96,807	183,153

Securities held-to-maturity (fair value of $3,650 in 2022 and $4,006 in 2021)	3,651	3,655
Securities available-for-sale, at fair value	212,616	161,267
Restricted stock, at cost	1,324	1,324
Loans, net of allowance for loan losses of $6,870 in 2022 and $6,915 in 2021	588,924	576,469
Loans held for sale	6,516	1,628
Premises and equipment, net	18,010	18,190
Software, net	117	161
Interest receivable	2,194	2,064
Cash value - bank owned life insurance	18,898	18,785
Customer relationship Intangible	8,266	8,406
Goodwill	3,001	3,001
Other real estate owned	761	761
Income taxes receivable	-	77
Deferred tax asset	3,432	1,371
Other assets	9,068	7,322
Total assets	$973,585	$987,634

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing demand	159,386	162,286
NOW, money market and savings	582,039	582,000
Time	140,002	142,770
Total deposits	881,427	887,056

Capital notes	10,034	10,031
Other borrowings	10,856	10,985
Income taxes payable	456	-
Interest payable	39	46
Other liabilities	10,194	10,087
Total liabilities	$913,006	$918,205

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,740,657 as of March 31, 2022 and December 31, 2021	10,145	10,145
Additional paid-in-capital	37,230	37,230
Accumulated other comprehensive (loss)	(12,043)	(1,386)
Retained earnings	25,247	23,440

Total stockholders' equity	$60,579	$69,429

Total liabilities and stockholders' equity	$973,585	$987,634

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months
	Ended March 31,
Interest Income	2022	2021
Loans	$5,905	$6,860
Securities
US Government and agency obligations	258	191
Mortgage backed securities	307	77
Municipals	289	153
Dividends	4	6
Other (Corporates)	108	50
Interest bearing deposits	7	14
Federal Funds sold	37	14
Total interest income	6,915	7,365

Interest Expense
Deposits
NOW, money market savings	126	135
Time Deposits	178	373
Federal Funds purchased	-	-
FHLB borrowings	-	-
Finance leases	25	27
Other borrowings	114	-
Capital notes	82	82
Total interest expense	525	617

Net interest income	6,390	6,748

Recovery of loan losses	(300)	-

Net interest income after recovery of loan losses	6,690	6,748

Noninterest income
Gains on sale of loans held for sale	1,904	1,774
Service charges, fees and commissions	592	554
Wealth management fees	1,015	-
Life insurance income	113	98
Other	7	8
Total noninterest income	3,631	2,434

Noninterest expenses
Salaries and employee benefits	3,989	3,732
Occupancy	471	428
Equipment	606	626
Supplies	142	118
Professional, data processing, and other outside expense	1,054	914

Marketing	192	273
Credit expense	262	276
Other real estate expenses, net	6	66
FDIC insurance expense	130	165
Amortization of intangibles	140	-
Other	656	291
Total noninterest expenses	7,648	6,889

Income before income taxes	2,673	2,293

Income tax expense	534	458

Net Income	$2,139	$1,835

Weighted average shares outstanding - basic and diluted (1)	4,740,657	4,766,601

Net income per common share - basic and diluted (1)	$0.45	$0.38

(1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Mar 31, 2022	Three months ending Mar 31, 2021	Change
Interest income	$6,915	$7,365	-6.11%
Interest expense	525	617	-14.91%
Net interest income	6,390	6,748	-5.31%
Recovery of loan losses	(300)	-	0.00%
Noninterest income	3,631	2,434	49.18%
Noninterest expense	7,648	6,889	11.02%
Income taxes	534	458	16.59%
Net income	2,139	1,835	16.57%
Weighted average shares outstanding - basic (1)	4,740,657	4,766,601	(25,944)
Weighted average shares outstanding - diluted (1)	4,740,657	4,766,601	(25,944)
Basic net income per share (1)	$0.45	$0.38	$0.07
Fully diluted net income per share (1)	$0.45	$0.38	$0.07

  (1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.

Balance Sheet at period end:	Mar 31, 2022	Dec 31, 2021	Change	Mar 31, 2021	Dec 31, 2020	Change
Loans, net	$588,924	$576,469	2.16%	$606,485	$601,934	0.76%
Loans held for sale	6,516	1,628	300.25%	4,150	7,102	-41.57%
Total securities	216,267	164,922	31.13%	103,499	93,856	10.27%
Total deposits	881,427	887,056	-0.63%	801,190	764,967	4.74%
Stockholders' equity	60,579	69,429	-12.75%	65,334	66,732	-2.09%
Total assets	973,585	987,634	-1.42%	886,360	851,386	4.11%
Shares outstanding	4,740,657	4,740,657	-	4,324,836	4,339,436	(14,600)
Book value per share	$12.78	$14.65	$(1.87)	$15.11	$15.38	$(0.27)

Daily averages:	Three months ending Mar 31, 2022	Three months ending Mar 31, 2021	Change
Loans, net	$581,619	$604,264	-3.75%
Loans held for sale	3,635	6,158	-40.97%
Total securities	198,551	96,246	106.30%
Total deposits	876,023	788,308	11.13%
Stockholders' equity	70,700	64,794	9.12%
Interest earning assets	908,261	816,611	11.22%
Interest bearing liabilities	741,202	643,736	15.14%
Total assets	977,643	873,358	11.94%

Financial Ratios:	Three months ending Mar 31, 2022	Three months ending Mar 31, 2021	Change
Return on average assets	0.89%	0.85%	0.04
Return on average equity	12.27%	11.49%	0.78
Net interest margin	2.86%	3.35%	(0.49)
Efficiency ratio	76.32%	75.03%	1.29
Average equity to
average assets	7.23%	7.42%	(0.19)

Allowance for loan losses:	Three months ending Mar 31, 2022	Three months ending Mar 31, 2021	Change
Beginning balance	$6,915	$7,156	-3.37%
Recovery of loan losses	(300)	-	0.00%
Charge-offs	(8)	(64)	-87.50%
Recoveries	263	14	1778.57%
Ending balance	6,870	7,106	-3.32%

Nonperforming assets:	Mar 31, 2022	Dec 31, 2021	Change	Mar 31, 2021	Dec 31, 2020	Change
Total nonperforming loans	$852	$954	-10.69%	$1,963	$2,064	-4.89%
Other real estate owned	761	761	0.00%	761	1,105	-31.13%
Total nonperforming assets	1,613	1,715	-5.95%	2,724	3,169	-14.04%
Troubled debt restructurings - (performing portion)	367	372	-1.34%	384	392	-2.04%

Asset quality ratios:	Mar 31, 2022	Dec 31, 2021	Change	Mar 31, 2021	Dec 31, 2020	Change
Nonperforming loans to total loans	0.14%	0.16%	(0.02)	0.32%	0.34%	(0.02)
Allowance for loan losses to total loans	1.15%	1.19%	(0.03)	1.16%	1.17%	(0.02)
Allowance for loan losses to nonperforming loans	806.34%	724.84%	81.50	362.00%	346.71%	15.29